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                                                                     EXHIBIT 5.1





November 30, 1998



DBT Online, Inc.
5550 W. Flamingo Road, Suite B-5
Las Vegas, Nevada 89103

Ladies and Gentlemen:

We have acted as counsel to DBT Online, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration of up to 3,100,000 shares (the "Shares") of its Common Stock, $.10 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). Of the 3,100,000 Shares covered by this Registration Statement, 3,000,000 Shares will be issued pursuant to the Company's Amended and Restated Stock Option Plan, and 100,000 Shares will be issued pursuant to the Company's Deferred Compensation Plan for Directors (collectively, the "Plans").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plans, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP